EXHIBIT 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Upexi, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock (including shares underlying certain warrants)	Rule 457(c) and 457(g)	12,242,300	$0.88(2)	$10,773,224	0.00013810	$1,487.78
	Total Offering Amounts					$10,773,224		$1,487.78
	Total Fees Previously Paid					-	-	-
	Total Fee Offsets					-	-	-
	Net Fee Due							$1,487.78

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, and estimated solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the Common Stock covered by this Registration Statement is estimated to be $0.88, which is the closing price per share of Common Stock as reported on Nasdaq as of July 2, 2026.